EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MAY 1, 2008		304-525-1600

PREMIER FINANCIAL BANCORP, INC. ANNOUNCES
COMPLETION OF CITIZENS FIRST BANK ACQUISITION

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $564 million community bank holding company with five bank subsidiaries as of March 31 2008, announced that its acquisition of Citizens First Bank, Inc. (“Citizens First”) was completed effective with the close of business on April 30, 2008.  Citizens First, a $62 million bank (as of March 31, 2008) headquartered in Ravenswood, West Virginia, will expand Premier’s banking franchise into Jackson County, West Virginia with locations in Ravenswood and Ripley.  Under terms of the definitive agreement of merger dated October 24, 2007, each share of Citizens First common stock will be entitled to merger consideration of $13.25 cash and 1.20 shares of Premier common stock.  Premier will issue approximately 480,000 shares of its common stock and pay in total approximately $5.3 million in cash to the shareholders of Citizens First.  The cash portion of the merger consideration was funded from cash on hand of Premier.  The value of the transaction is estimated at $11.7 million.

Premier recently reported its financial results for the first quarter of 2008.  Premier realized income of $1,774,000 during the quarter ending March 31, 2008, compared to $1,786,000 of net income reported for the first quarter of 2007.  On a per share basis, Premier earned $0.34 during the first quarter 2008, unchanged from the $0.34 per share earned during the first quarter of 2007.  The slight decrease in net income in 2008 was primarily the result of a $212,000 decrease in non-recurring non-interest income, substantially offset by a 3.1% increase in other types of non-interest income, a 1.5% increase in net interest income and a $135,000 negative provision for loan losses.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.